UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 26, 2019

Esperion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35986	26-1870780
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3891 Ranchero Drive, Suite 150 Ann Arbor, MI	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 887-3903

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ESPR	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 1.01. Entry into a Material Definitive Agreement.

On June 26, 2019, Esperion Therapeutics, Inc. (the “Company”) entered into a Revenue Interest Purchase Agreement (the “Agreement”) with Eiger III SA LLC (“Oberland”), an affiliate of Oberland Capital LLC, as agent for purchasers party thereto (the “Purchasers”), and the Purchasers. Pursuant to the Agreement, the Purchasers will pay $125.0 million at closing, less certain transaction expenses. The Company will also be entitled to receive up to approximately $75.0 million in subsequent installments as follows: (i) $25.0 million upon certain regulatory approval of its product candidates and (ii) $50.0 million, at the Company’s option, upon reaching $100 million trailing six-month worldwide net sales any time prior to December 31, 2021 (the “Third Payment”).

As consideration for such payments, the purchasers will have a right to receive certain revenue interests (the “Revenue Interests”) from the Company based on net sales of the Company’s certain products, once approved, which will be tiered payments initially ranging from 2.5% to 7.5% of the Company’s net sales in the covered territory (the “Covered Territory”); provided that (a) If annual net sales equal or exceed $350 million by December 31, 2021 (the “Sales Threshold”), the initially tiered revenue interest rate will be decreased to a single rate of 2.5% of the Company’s net sales in the Covered Territory, and (b) if annual net sales equal or exceed the Sales Threshold and if the Purchasers receive 100% of their invested capital by December 31, 2024, the revenue interest rate will be decreased to a single rate of 0.4% of the Company’s net sales in the Covered Territory. If the Third Payment is drawn down by the Company, the applicable royalty rates will increase by one-third. The Covered Territory is the United States, but is subject to expand to include the world-wide net sales if the Company’s annual U.S. net sales are less than $350.0 million for the year ended December 31, 2021. The U.S. net sales milestone thresholds are not to be taken as financial guidance.  The Purchasers’ rights to receive the Revenue Interests shall terminate on the date on which the Purchasers have received Revenue Interests payments of 195% of the then aggregate purchase price (the “Cumulative Purchaser Payments”) paid to the Company, unless the Agreement is terminated earlier.

Under the Agreement, the Company has an option (the “Call Option”) to terminate the Agreement and repurchase future Revenue Interests at any time upon advance written notice. Additionally, the Purchasers have an option (the “Put Option”) to terminate the Agreement and to require the Company to repurchase future Revenue Interests upon enumerated events such as a bankruptcy event, an uncured material breach, a material adverse effect or a change of control. If the Put Option is exercised prior to the anniversary of the closing date by the Purchasers (except pursuant to a change of control), the required repurchase price will be 120% of the Cumulative Purchaser Payments (minus all payments Company has made to the Purchasers in connection with the Revenue Interests). In all other cases, if the Put Option or the Call Option are exercised, the required repurchase price will be 175% of the Cumulative Purchaser Payments (minus all payments Company has made to the Purchasers in connection with the Revenue Interests), if such option is exercised prior to the third anniversary of the closing date, and 195% of the Cumulative Purchaser Payments (minus all payments Company has made to the Purchasers in connection with the Revenue Interests), if such option is exercised thereafter.

In addition, the Agreement contains various representations and warranties, information rights, non-financial covenants, indemnification obligations and other provisions that are customary for a transaction of this nature. The closing of the transaction contemplated by the Agreement is subject to certain conditions that are customary for a transaction of this nature.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the text of the Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01. Other Events.

On June 26, 2019, the Company issued a press release announcing the entry into the Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Revenue Interest Purchase Agreement by and between the Company, Eiger III SA LLC, and the Purchasers named therein, dated June 26, 2019.
99.1	Press Release dated June 26, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 26, 2019	Esperion Therapeutics, Inc.

	By:	/s/ Tim M. Mayleben
Tim M. Mayleben
President and Chief Executive Officer